Exhibit 10.44

PARTICIPATION AGREEMENT

FOR

OIL MINING LEASE 113, FEDERAL REPUBLIC OF NIGERIA

AMONG

YINKA FOLAWIYO PETROLEUM COMPANY LIMITED

SYNTROLEUM NIGERIA LIMITED

AND

LUNDIN PETROLEUM B.V.

PALACE EXPLORATION COMPANY

CHALLENGER MINERALS INC.

PROVIDENCE RESOURCES P.L.C.

HOWARD ENERGY CO., INC.

AS FARMEES

DATED 12 JANUARY 2005

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 ASSIGNMENT OF INTEREST		6

2.1	Grant	6

2.2	Reservation	7

2.3	Deed of Assignment	8

2.4	Joint Operating Agreement	8

2.5	Operator and Technical Advisor	8

2.6	Technical Assistance Agreement	8

2.7	Parent Company Guarantee	8

2.8	AMI Agreement	8

2.9	Submission to Ministry	9

2.10	Ownership	9

2.11	Binding Effect	9

ARTICLE 3 CONDITIONS PRECEDENT TO ASSIGNMENT		9

3.1	Conditions	9

3.2	Termination / Withdrawal	9

3.3	Acts to be Performed	10

ARTICLE 4 CONSIDERATION		10

4.1	Consideration	10

4.2	Work Commitments	10

4.3	Deemed Completion	17

4.4	Right to Audit	17

4.5	Transfer Fees	17

4.6	Indemnification	18

ARTICLE 5 OBLIGATIONS UNDER CONTRACT		18

5.1	Acceptance of Terms	18

ARTICLE 6 UNDERTAKING OF THE PARTIES		18

6.1	YFP Obligations	18

6.2	Mutual Obligations	20

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE PARTIES		20

7.1	YFP and Syntroleum Representations and Warranties	20

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7.2	Farmees’s Representations and Warranties	22

7.3	Mutual Representations and Warranties	22

7.4	Disclaimer of Other Representations and Warranties	23

ARTICLE 8 AREA OF MUTUAL INTEREST		23

ARTICLE 9 TAX		23

9.1	Tax Obligations	23

9.2	Joint Levy	24

9.3	United States Tax Election	24

ARTICLE 10 CONFIDENTIALITY		25

10.1	Confidential Information	25

10.2	No Disclosure	25

ARTICLE 11 NOTICES		26

ARTICLE 12 LAW AND DISPUTE RESOLUTION		27

12.1	Governing Law	27

12.2	Dispute Resolution	27

ARTICLE 13 FORCE MAJEURE		27

13.1	Right to Suspend Obligations	27

13.2	Definition	28

ARTICLE 14 GENERAL PROVISIONS		28

14.1	Relationship of Parties	28

14.2	Assignment	28

14.3	Further Assurances	28

14.4	Waiver	28

14.5	Joint Preparation	29

14.6	Severance of Invalid Provisions	29

14.7	Modifications	29

14.8	Priority of Agreement	29

14.9	Interpretation	29

14.10	Counterpart Execution	30

14.11	Public Announcements	30

14.12	Third Parties	30

14.13	Consequential Loss	30

14.14	Entirety	30

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ATTACHMENTS

A.	COPY OF OML 113 LEASE INSTRUMENT

B.	FORM OF DEED OF ASSIGNMENT

C.	FORM OF JOINT OPERATING AGREEMENT

D.	FORM OF TECHNICAL ASSISTANCE AGREEMENT

E.	FORM OF GUARANTEE

F.	FORM OF LETTER OF CREDIT

G.	FORM OF CONVEYANCE OF OVERRIDING ROYALTY INTEREST

H.	ADTI TURNKEY DRILLING PROPOSAL

I.	FORM OF AREA OF MUTUAL AGREEMENT

SCHEDULES

2.1(A)

2.2(B)(iii)

4.1

iii

PARTICIPATION AGREEMENT

This Participation Agreement is entered into on the          day of January 2005 by and among:

Yinka Folawiyo Petroleum Company Limited, a company existing under the laws of the Federal Republic of Nigeria, (“YFP”);

Syntroleum Nigeria Limited, a company existing under the laws of the Federal Republic of Nigeria (“Syntroleum”);

Lundin Petroleum B.V., a company existing under the laws of The Netherlands (“Lundin”);

Palace Exploration Company, a company incorporated in the State of Oklahoma, USA (“Palace”);

Challenger Minerals Inc., a company existing under the laws of the State of California USA (“Challenger”);

Providence Resources p.l.c., a company existing under the laws of Ireland (“Providence”); and

Howard Energy Co., Inc., a company incorporated in the State of Delaware, USA (“Howard”), (Lundin, Palace, Challenger, Providence and Howard, if not a Nigerian company intend to incorporate a subsidiary in Nigeria to hold its interest in the Lease and the JOA, are collectively referred to as “Farmees”),

And is premised on the fact that:

The Lease was granted by the Ministry to YFP; and

As of the date of this Agreement, YFP holds one hundred percent (100%) of the legal and beneficial interest in the Lease and the Lease Area; and

YFP is willing to assign and transfer certain undivided interests in their rights and obligations under the Lease, to Farmees and Syntroleum, and Farmees and Syntroleum wish to acquire such interests in accordance with the terms and conditions set out in this Agreement.

In consideration of the premises set out above and the provisions set out below, YFP, Syntroleum and Farmees agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Lease or the JOA.

Additional Wells means up to four additional wells which may be drilled on the Lease after the plugging and abandonment or temporary abandonment of the Second Well.

ADTI Proposal shall have the meaning ascribed in Schedule 2.1(A)(i)(x).

Affiliate means in relation to any Party, any company, partnership or other entity that Controls or is Controlled by that Party or is Controlled by a company, partnership or other entity which Controls that Party.

Agreement means this Participation Agreement together with the attachments appended to this document, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

Aje Commercial Bonus means the amount paid by Syntroleum and the Farmees to YFP after the first Declaration of Commerciality for the Lease as provided under Schedule 4.1(D).

Aje Field means the Hydrocarbon accumulation located within the boundaries of the Lease as more particularly described in Attachment B to the JOA.

AMI	Agreement means the Area of Mutual Interest Agreement attached as Attachment I.

Approval	Date means the date on which the Conditions Precedent are satisfied.

Available	Production means the total quantity of Hydrocarbons produced and saved from all fields in the Lease Area, less the
quantities	used, reinjected or lost in operations with respect to the Lease or taken as Royalty in kind.

Capital Expenditures mean all costs and expenses related to Joint Operations, which are qualifying capital expenditures under the provisions of the PPTA or CITA, including without limitation expenditures of a capital nature including, inter alia both tangible and intangible expenditures incurred for the acquisition, constructions, and erection of Joint Property, the drilling and completion of wells, the acquisition and processing (and reprocessing) of seismic and geological and geophysical studies by third parties.

Capex Paying Interest means as to each Party its percentage share of all obligations and liabilities for Capital Expenditures.

CITA means the Companies Income Tax Act, Cap.60 Laws of the Federal Republic of Nigeria, as amended from time to time.

Commercial Discovery means any Discovery located in the Lease Area that the Parties deem to have sufficient commercial worth to such Parties to warrant the preparation of a Development Plan for such Hydrocarbon accumulation and the submission of such Development Plan to the applicable Government authorities for authorization to commence exploitation.

Commercial Production means the production of Hydrocarbons from a Commercial Discovery under a Development Plan approved by the Government.

Conditions Precedent means the conditions set out in Article 3.1.

Consideration has the meaning given in Article 4.

Continuing Participants shall have the meaning ascribed in Article 3.2(A).

Control means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights of a company or other entity, and Controlled shall be construed accordingly.

Cost Bearing Participation means as to each Party its Capex Paying Interest and its Opex Paying Interest.

Cost Recovery Account means an account established and maintained by the Technical Advisor in accordance with this Agreement into which eighty percent (80%) of the Net Proceeds from each sale of Hydrocarbons shall be paid, and from which the Parties shall be entitled to recover their respective allocations of Prior Costs and their respective Cost Recovery Interest shares of Capital Expenditures and Operating Expenditures, actually incurred, plus interest.

Cost Recovery Interest means as to each Party its percentage share of the Cost Recovery Account.

Crude Oil means hydrocarbons that at atmospheric temperature and pressure are in a liquid state, including crude mineral oil, asphalt, and ozokerites, and liquid hydrocarbons that are obtained by separation, treatment, processing or extraction, including in any event all condensates and Natural Gas liquids, and which liquids are subject to and covered by the Lease and including any Hydrocarbons which are not Natural Gas.

Cumulative Expenditures mean as to each Party the total costs and expenses attributable to such Party’s Cost Bearing Participation that such Party has actually incurred, including Capital Expenditures, Operating Expenditures, Royalty and Taxes, plus such Party’s share of Prior Costs, including any adjustment, plus interest on YFP’s Carried Participation, but excluding any amounts such Party paid as Signature Bonus, Development Bonus, or Aje Commercial Bonus.

Deed of Assignment means the document, attached as Attachment B, by which YFP will transfer and convey to Syntroleum and to the Farmees the Participating Interests in the Lease as provided under this Agreement.

Declaration of Commerciality means the written declaration to YFP made in the sole discretion of Syntroleum and the Farmees after the completion of the drilling of the Initial Well, the Second Well, or any of the Additional Wells that the Aje Field or another field in the Lease Area is a Commercial Discovery and warrants the preparation and submission of a plan of development to the Ministry for its approval.

Development Bonus means the amount of USD$11,250,000.00 paid by the Farmees to YFP and Syntroleum as provided under Schedule 4.1(E).

Development Plan means a plan for the development of Hydrocarbons from an Exploitation Area.

Discovery means the discovery of an accumulation of Hydrocarbons whose existence in the Lease Area was previously unproven by drilling, including without limitation the Aje Field.

Extension Bonus means the amount of USD$2,000,000.00 paid by Syntroleum and the Farmees to YFP as provided under Schedule 4.1(C).

Effective Date means the date this Agreement comes into effect as set out in Article 2.11.

Electromagnetic Survey means an electromagnetic survey the conduct of which is commenced in accordance with and subject to the provisions of Article 4.2.

Government means the government of the Federal Republic of Nigeria and of any political subdivision of the Federal Republic of Nigeria, including without limitation any ministry, department, agency, state owned or operated company or organization, such as the Nigerian National Petroleum Corporation and its Affiliates, or any other instrumentality of any such government.

Governmental Delay means any delay suffered by a Party in the performance of its obligations under this Agreement caused by the relevant agencies of the Government failing to grant timely approval of the environmental impact assessment or any other permits or approvals required in order for such Party to perform its obligations under this Agreement.

HOA means the Heads of Agreement dated 27 August 2004 between YFP and Syntroleum.

Hydrocarbons mean Crude Oil and Natural Gas, including without limitation the products resulting from the processing of Natural Gas using the Syntroleum GTL Process.

Initial Well means a well within the Aje Field, the drilling of which is commenced in accordance with and subject to the provisions of Article 4.2.

Interim Period means the period commencing from the date of the execution of this Agreement until the Approval Date.

JOA means the Joint Operating Agreement attached as Attachment C.

Joint Operations means those operations and activities carried out by Operator and/or Technical Advisor pursuant to the JOA, the costs of which are chargeable to all Parties in accordance with their respective Cost Bearing Participations.

Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds and property held for use in Joint Operations.

JVA means the Joint Venture Agreement dated 7 October 2004 between YFP and Syntroleum.

Laws/Regulations mean those laws, statutes, rules and regulations governing activities under the Lease.

Lease means the Oil Mining Lease No. 113 concluded between the Government and YFP and any extension, renewal or amendment thereof and those laws, statutes, rules and regulations with respect to the exploration, development and production of Hydrocarbons that govern such instrument or are incorporated by the terms of such instrument, a copy of which instrument is set out in Attachment A.

Lease Area means as of the Effective Date the surface area which is described in Attachment B to the JOA. The perimeter or perimeters of the Lease Area shall correspond to that area covered by the Lease, as the area may vary from time to time during the term of validity of the Lease.

Letter of Credit means a letter of credit in the form and amount and on the terms and conditions set out in Attachment F.

Ministry means the Ministry of Petroleum Resources of the Government, and any successor in interest under the applicable Laws/Regulations pertaining to Crude Oil and Natural Gas.

Natural Gas means hydrocarbons that at a standard temperature of sixty degrees Fahrenheit (60°F) and a standard pressure of one atmosphere are in a gaseous state, including wet mineral gas and dry mineral gas, casinghead gas, wet gas and residual gas remaining after separation, treatment, processing, or extraction of liquid hydrocarbons, as well as non-hydrocarbon gas or gases produced in association with liquid or gaseous hydrocarbons, which hydrocarbon and non-hydrocarbon gases are subject to and covered by the Lease.

Net Proceeds means an amount equal to the proceeds for the Hydrocarbons produced from the Lease Area and sold (including Hydrocarbon products and liquids separated, extracted, or manufactured through treatment or processing, including the Syntroleum GTL Process), less all payments with respect to such Hydrocarbons for Royalties, Taxes assessed for the Lease Area under the PPTA, Taxes assessed for the Lease Area under the CITA, Taxes assessed for the Lease Area otherwise related to production, any production bonuses, and Lease rentals.

Operating Expenditures mean all costs and expenses related to Joint Operations, other than Capital Expenditures.

Operator means a Party to this Agreement designated as such in accordance with Article 4 of the JOA.

Opex Paying Interest means as to each Party its percentage share of all obligations and liabilities for Operating Expenditures.

ORIs means the overriding royalty interests granted pursuant to Article 4.1(D).

Parent Company Guarantee means as to each Party a guarantee in the form set out in Attachment E in which the Nigerian subsidiary of such Party that signs the JOA and the TAA is the guaranteed party and the ultimate parent company is the guaranteeing party.

Participating Interest means as to each Party its percentage interest in the undivided ownership, rights, benefits, duties, obligations and liabilities relating to the Lease, and its corresponding interest relating to this Agreement, the JOA, and the TAA, which interest shall consist of two components referred to in this Agreement and the JOA as Revenue Participation and Cost Bearing Participation.

Parties mean the signatories to this Agreement and any successors or transferees permitted under this Agreement, and Party means any one of them.

Payout Factor means as to each Party the number, calculated to four decimal places, equal to such Party’s cumulative Net Proceeds divided by such Party’s Cumulative Expenditures.

Person means any individual, corporation, partnership, joint venture, association, trust, estate, autonomous governmental organization, or any agency or political subdivision of a government.

PPTA means the Petroleum Profits Tax Act, Cap.354 of the laws of the Federal Republic of Nigeria (LFN) 1990, as amended from time to time.

Prior Costs means those costs incurred prior to the Effective Date by YFP or its predecessors in interest in exploring and operating the Lease, including but not limited to all costs incurred in (a) drilling the wells identified as the Aje #1 and Aje #2 wells on the Lease, and (b) acquiring the 2-D and 3-D seismic over the Lease Area, but excluding any signature bonus paid by YFP in connection with the Lease, which YFP transfers to the Parties other than YFP pursuant to this Agreement.

Profit Account means an account established and maintained by the Technical Advisor in accordance with this Agreement into which twenty percent (20%) of the Net Proceeds from each sale of Hydrocarbons shall be paid plus the excess of the Cost Recovery Account as provided in Schedule 2.1(A)(iii)(z), and from which the Parties shall be entitled to receive their respective Profit Sharing Interest shares.

Profit Sharing Interest means as to each Party its percentage share of the Profit Account.

Project Payout means any period of time when the Payout Factor of each Party, other than YFP, is at least equal to one (1).

Revenue Participation means as to each Party its Cost Recovery Interest and its Profit Sharing Interest.

Rig Unavailability means with respect to any Party that such Party has made a reasonable commercial effort but has been unable to enter into a contract for a suitable drilling rig by the date that is one hundred and twenty (120) days before the one year anniversary date of the Approval Date that, in accordance with good international petroleum industry practices and standards, meets all of the following conditions: (a) designed, equipped, and staffed to operate in the environment in which it will be operating; (b) designed to safely, effectively and efficiently drill to the minimum agreed depth of the Initial Well, Second Well or Additional Wells, as the case may be; (c) capable of performing such functions and other activities as may be reasonably necessary or desirable in connection with the drilling, logging and testing of the wells; (d) available to be on the well location within the Lease to commence drilling operations within thirty (30) days of the date specified for the commencement of such drilling operations in the work program and budget approved in accordance with provisions of the JOA; and (e) may be leased under the generally accepted terms and conditions of an international drilling rig contract and providing for a contract lease rate which is not in excess of the prevailing rate for such rigs, including charges for mobilization and demobilization.

Royalty means the amount of royalty payable to the Government pursuant to the applicable laws and regulations of the Federal Republic of Nigeria, as amended from time to time, on production of Hydrocarbons from the Lease.

Second Well means the second well that may be drilled in accordance with and subject to the provisions of Article 4.2 of this Agreement.

Shallow Water Option means the right of YFP to make a one-time election to increase its Revenue Participation in the Shallow Water Option Area pursuant to the provisions of Article 2.2(B).

Shallow Water Option Area means that portion of the Lease Area that is both (i) outside of the boundaries of the Aje Field, and (ii) at a water depth of less than 100 meters.

Signature Bonus means the cash paid to YFP and Syntroleum pursuant to Schedule 4.1(B) by the Farmees in partial consideration for this Agreement and the transfer and assignment to Syntroleum, Lundin, Palace, Challenger, Providence and Howard of their respective Participating Interests.

Syntroleum GTL Process means the proprietary process for the conversion of natural gas to liquids, which process is owned by Syntroleum and its parent companies.

Taxes means all taxes, assessments, duties, fees, levies or other charges of any nature imposed by Government, including without limitation CITA tax, PPTA tax, income tax, value added tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, severance tax, gas flaring tax, carbon or environmental tax, transportation tax, withholding tax, gross proceeds or receipts tax, profits tax, windfall profits tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, education tax, employment tax, social security, labor participation, unemployment tax, disability tax, alternative or add-on minimum tax, and estimated tax, together with any interest, fine or penalty on such Tax.

TAA means the Technical Assistance Agreement attached as Attachment D.

Technical	Advisor means a Party to this Agreement designated as such in accordance with Article 4 of the JOA.

Work	Commitment means those work and/or expenditure obligations of Farmees and Syntroleum specified in Article 4.2.

YFP	means Yinka Folawiyo Petroleum Company Limited.

YFP’s Carried Participation means the benefit accruing to YFP as a result of the Parties other than YFP bearing the costs, liabilities and obligations (other than bonuses, Royalties and Taxes under the Lease) attributable to the difference between YFP’s Revenue Participation and YFP’s Cost Bearing Participation.

YFP’s Carried Participation Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR) for U.S. dollar deposits, as published by The Wall Street Journal or if not so published, then by the Financial Times of London, plus two (2) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

YFP Cost Recovery Payout means the point in time when the total amount attributable to YFP’s Cost Recovery Interest that YFP has actually received equals the total amount of YFP’s allocated share of Prior Costs.

Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2

ASSIGNMENT OF INTEREST

2.1	Grant

Subject to the satisfaction of the Conditions Precedent, and in exchange for the Consideration:

A.	YFP shall transfer to Syntroleum and to each of the Farmees, and Syntroleum and each of the Farmees agree to accept such Party’s Participating Interest in the Lease, including the Cost Bearing Participation and Revenue Participation, as set out Schedule 2.1A(i).

B.	YFP shall transfer to Syntroleum and to each of the Farmees, and Syntroleum and each of the Farmees agree to accept such Party’s Profit Sharing Interest share and estimated as set out below, in (1) the Prior Costs, and such Prior Costs shall be treated as Capital Expenditures and recovered by Syntroleum and the Farmees in accordance with Schedule 2.1(A)(i) notwithstanding Schedule 2.1(A)(ii); and (2) to the extent permitted by Nigerian law the tax loss carry forward amounts arising from Prior Costs. YFP estimates that the Prior Costs as of the Effective Date total US$82,000,000. The Parties other than YFP shall have the right to audit the books of YFP to verify the Prior Costs, and such Parties acknowledge that the actual amount of the tax loss carry forward is subject to Government audit.

C.

Prior to commencement of Commercial Production YFP shall provide free of charge to the Technical Advisor and Syntroleum office space in the offices of YFP located at the Yinka Folawiyo Plaza, in Lagos Nigeria reasonably sufficient to house the staff of the Technical Advisor and Syntroleum that are required to undertake the operations required to be performed under the terms of this Agreement and the JOA. Additionally, YFP shall provide to the Technical Advisor and Syntroleum such other logistical and office support reasonably necessary to enable the staff of the Technical Advisor and Syntroleum to fully and efficiently perform their activities. During the period beginning on the Effective Date and ending on the Approval Date Syntroleum and the Farmees, in proportion to their Opex Paying Interests, shall pay to YFP an amount of thirty thousand dollars

(US$30,000) per month to reimburse YFP for its costs incurred in maintaining an office to support activities undertaken with respect to the Lease. During the period beginning after the day after the Approval Date and ending on the date of commencement of Commercial Production Syntroleum and the Farmees, in proportion to their Opex Paying Interests, shall pay to YFP an amount of fifty thousand dollars (US$50,000) per month (paid in advance on the first Day of each month) to reimburse YFP such office costs. After the commencement of Commercial Production the Farmees shall have no further obligation to make any payment to YFP under this Article 2.1(C) to reimburse YFP for office costs, and on commencement of Commercial Production YFP shall have no further obligation to provide to the Technical Advisor and Syntroleum office space and logistical support under the provisions of this Article 2.1(C). This Article 2.1(C) is personal to the Technical Advisor and Syntroleum, and their subcontractors and may not be assigned.

D.	The Farmees and Syntroleum shall execute and deliver the overriding royalty interests in the form set out in Attachment G.

2.2	Reservation

Subject to this Agreement YFP reserves and shall be entitled to:

A.	YFP’s Carried Participation

(i)	The costs attributable to YFP’s Carried Participation shall be borne by the Parties (excluding YFP) in proportion to their respective Cost Bearing Participations as specified in their respective Capex Paying Interest and Opex Paying Interest in Article 2.1, subject to Article 2.2(B).

(ii)	In the event that at least US$82,000,000 of the Prior Costs assigned under Article 2.1(B) do not provide to Syntroleum and the Farmees tax loss carry forward treatment, then the costs attributable to YFP’s Carried Participation that are borne by the Parties (excluding YFP) shall bear interest at the YFP’s Carried Participation Interest Rate per annum as from the date on which such costs were incurred. Otherwise the YFP Carried Participation shall not be subject to interest.

(iii)	The Parties that bear the costs attributable to YFP’s Carried Participation shall be entitled in proportion to their respective Cost Bearing Participations to be reimbursed pursuant to Article 2.1(A) such costs, including interest under Article 2.2(A)(ii), after YFP Cost Recovery Payout from YFP’s Cost Recovery Interest. Such costs shall be reimbursed on the accounting basis of “first in, first out” with respect to all other costs.

(iv)	Until Syntroleum and the Farmees obtain approval of a plan of development for the first Commercial Discovery YFP may not propose or conduct an Exclusive Operation under the JOA other than in respect of the Shallow Water Option Area. If after approval of the plan of development for the first Commercial Discovery YFP proposes an Exclusive Operation other than for YFP’s Shallow Water Option set out in Article 2.2(B), then as to such Exclusive Operation YFP’s Carried Participation shall end, and the initial presumed Capex Paying Interest and Opex Paying Interest of each Party with respect to such Exclusive Operation shall be as set out for the Opex Paying Interests in Schedule 2.1(A)(iii)(y).

B.	YFP’s Shallow Water Option

(i)

With respect only to the first Exploration Well drilled to a bottom hole location within the Shallow Water Option Area, YFP shall have the one time right (but not any obligation), exercisable in accordance with Article 2.2(B)(ii), to convert YFP’s Carried Participation with respect to the Shallow Water Option Area to a sixty percent (60%) Cost Bearing Participation in all Joint Operations with respect to the Shallow Water Option Area and a sixty percent (60%) Revenue Participation in all net proceeds from the sale of Hydrocarbons produced from the Shallow Water Option Area.

(ii)	YFP may exercise its right under Article 2.2(B)(i) by giving written notice to the other Parties within twenty-four (24) hours after Operator notifies the Parties that the first Exploration Well in the Shallow Water Option Area has reached casing point specifying that YFP elects to exercise such right.

(iii)	If YFP properly and timely exercises its right under Article 2.2(B)(i), then from and after the exercise of such right the Participating Interests of the Parties with respect to the Shallow Water Option Area shall be as set out in Schedule 2.2(B)(iii):

(iv)	If YFP fails to properly and timely exercise its right under Article 2.2(B)(i), such right shall expire and YFP shall have no further rights to modify its Cost Bearing Participation or Revenue Participation.

2.3	Deed of Assignment

Contemporaneously with the signing of this Agreement (or as soon as reasonably practical following formation of all Parties’ Nigerian subsidiaries), the Parties’ Nigerian subsidiaries shall sign the Deed of Assignment set out in Attachment B. Subject to termination under Article 3.2, the Deed of Assignment shall be effective on the Approval Date.

2.4	Joint Operating Agreement

Contemporaneously with the signing of this Agreement (or as soon as reasonably practical following formation of all Parties’ Nigerian subsidiaries), the Parties or their Nigerian subsidiaries, as the case may be, shall sign the JOA set out in Attachment C. Subject to termination under Article 3.2, the JOA shall be effective on the Approval Date.

2.5	Operator and Technical Advisor

YFP, with the assistance of the Farmees and Syntroleum, agrees to seek approval from the appropriate Government authorities to the appointment of the Technical Advisor having the rights and obligations specified in the JOA.

2.6	Technical Assistance Agreement

Contemporaneously with the signing of this Agreement (or as soon as reasonably practical following formation of all Parties’ Nigerian subsidiaries), the Parties or their Nigerian subsidiaries, as the case may be, shall sign the TAA set out in Attachment D. Subject to termination under Article 3.2, the TAA shall be effective on the Approval Date.

2.7	Parent Company Guarantee

Contemporaneously with the signing of this Agreement (or as soon as reasonably practical following formation of all Parties’ Nigerian subsidiaries), the ultimate parent company of each Party’s Nigerian subsidiaries shall sign the Parent Company Guarantee set out in Attachment E. Subject to termination under Article 3.2, the Parent Company Guarantee shall be effective on the Approval Date.

2.8	AMI Agreement

Contemporaneously with the signing of this Agreement (or as soon as reasonably practical following formation of all Parties’ Nigerian subsidiaries), the Parties or their Nigerian subsidiaries, as the case may be, shall sign the AMI Agreement set out in Attachment I.

2.9	Submission to Ministry

Within five (5) days after the receipt of the Deed of Assignment executed by the Parties or their Nigerian subsidiaries, as the case may be, YFP shall submit to the Ministry the Deed of Assignment, together with the JOA and the TAA executed by the Parties or their Nigerian subsidiaries, as the case may be.

2.10	Ownership

Subject to termination under Article 3.2, after the Approval Date, the Participating Interests, including the Cost Bearing Participation and the Revenue Participation, in the Lease, the JOA and the TAA (including the wells and other assets) shall be as set out in the JOA and this Agreement.

2.11	Binding Effect

YFP, Syntroleum and the Farmees shall be bound by this Agreement from and after the date this Agreement is signed by all Parties (“Effective Date”) and shall fully perform all of their respective obligations under this Agreement.

ARTICLE 3

CONDITIONS PRECEDENT TO ASSIGNMENT

3.1	Conditions

Syntroleum and the Farmees may terminate their rights and obligations in this Agreement, the Deed of Assignment, the JOA, and the TAA in accordance with Article 3.2, if the following conditions (“Conditions Precedent”) are not satisfied by 1 March 2006:

A.	YFP shall have obtained in writing from the Government approval of the transfer of the Participating Interests under the Deed of Assignment as required under the Lease and applicable laws; and

B.	YFP and/or its Technical Advisor shall have obtained in writing from the Government the issuance of the drilling permit for the Initial Well.

3.2	Termination / Withdrawal

A.	If the Conditions Precedent have not been satisfied by 1 March 2006, then any of the Farmees and Syntroleum may withdraw from this Agreement without any further obligation or liability to the other Parties in accordance with the provisions of Article 3.2(C); provided that if one or more (but less than all) Farmees and/or Syntroleum are willing to continue this Agreement (“Continuing Participants”), then the Continuing Participants shall have the option exercisable within thirty (30) days of receipt of the notice of such withdrawal by notice to YFP to assume the rights, obligations and liabilities of all such withdrawing Parties under this Agreement, the JOA and the TAA in proportion to the Participating Interests of the Continuing Participants or other proportion as they may agree. In the event there are no Continuing Participants as provided above, then this Agreement shall terminate.

B.	If in the course of the approval process:

(i)	The Government does not approve the transfer of the Participating Interests under the Deed of Assignment or approves such transfer subject to any conditions or revisions; or

(ii)	The Government does not issue the drilling permit for the Initial Well, or issues such permit subject to conditions or revisions unacceptable to the Technical Advisor,

which conditions or revisions the Parties are not willing to accept, then the Parties will endeavor to agree unanimously on a response to the proposed conditions or revisions within the time frame allowed under the circumstances or thirty (30) days whichever is shorter. If the Parties are unable to so agree or if the Government refuses to modify such conditions or revisions, then any Party other than YFP that does not want to accept the proposed conditions or revisions may withdraw from this Agreement without any further obligation or liability to the other Parties in accordance with the provisions of Article 3.2(C); provided that if one or more (but less than all) Parties are willing to accept such proposed revisions or conditions, then the Parties other than YFP willing to accept such conditions or revisions shall have the option exercisable within thirty (30) days of receipt of such notice of withdrawal by notice to YFP to assume the rights, obligations and liabilities of all withdrawing Parties under this Agreement, the JOA and the TAA in such proportion as the continuing Parties may agree and the withdrawing Parties shall be deemed to have withdrawn from this Agreement, the Deed of Assignment, the JOA and the TAA in the manner contemplated by Article 13 of the JOA. In the event all of the Parties other than YFP withdraw, then this Agreement shall terminate.

C.	In the event of termination of this Agreement pursuant to this Article 3.2:

(i)	The Deed of Assignment, the JOA and the TAA shall terminate, shall be rendered void and shall have no force or effect.

(ii)	The Parties other than YFP shall have no interest whatsoever in the Lease, and shall be deemed to have reassigned any rights or equitable interest they may have acquired under this Agreement to YFP as of the date of termination of this Agreement.

(iii)	The Parties shall cause the bank to cancel and return the Letter of Credit to the Farmees and Syntroleum, but YFP shall have no obligation to reimburse any charges paid to the bank for the Letter of Credit.

3.3	Acts to be Performed

YFP shall be primarily responsible for ensuring that the Conditions Precedent are satisfied as soon as reasonably practicable after the execution of this Agreement, and Syntroleum and the Farmees shall provide all reasonable assistance to YFP in accomplishing such responsibility. Each Party shall use commercially reasonable efforts to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power to ensure the Conditions Precedent are satisfied as soon as is reasonably practicable after execution of this Agreement.

ARTICLE 4

CONSIDERATION

4.1	Consideration

In consideration for receiving the assignment of the Participating Interests the Parties agree to comply with the provisions of Schedule 4.1.

4.2	Work Commitments

A.

In the interest of (1) defining the optimum location for the Initial Well and the Second Well and (2) initiating the investigation of the potential of associated structures in the Lease Area the Parties agree to conduct due diligence concerning the desirability of conducting an Electromagnetic Survey. In the event Syntroleum and the Farmees agree that the Electromagnetic Survey should be conducted the Parties shall pay their respective Cost Bearing Participation shares of such survey as specified in Schedule 2.1(A)(i)(x). The Parties agree that the results of the Electromagnetic Survey are not a condition to the drilling of the Initial Well and that the electromagnetic survey shall not delay the drilling of the Initial Well. The Technical Advisor shall be responsible for the carrying out of the Electromagnetic Survey as described above and all related work associated with the preparation of the drilling of the Initial or Second Wells.

(i)	For the purposes of the preceding work and any other operations conducted during the Interim Period, the JOA shall be deemed to apply amongst the Farmees and Syntroleum, including the right and duty of the Technical Advisor to submit budgets and AFEs and to cash call. If either Syntroleum or any of the Farmees fails to pay any cash call issued in respect of its Cost Bearing Participation share of operations undertaken during the Interim Period, then such Party shall be subject to all the default provisions in the JOA.

(ii)	From the Approval Date the data obtained in such Electromagnetic Survey may be proprietary data jointly owned by the Parties. If any third party wants to acquire the right to use such proprietary data, Syntroleum and the Farmees may license or sell such proprietary data and in such event shall share the royalties or other proceeds among Syntroleum and the Farmees in proportion to their respective Cost Bearing Participation shares set out in Schedule 2.1(A)(i)(x). Nothing set out in this provision shall limit the right of Syntroleum or the Farmees to use such proprietary data or to disclose such proprietary data to third parties without providing copies of the data to the third parties. YFP may at any time, to the extent required under applicable laws, rules and regulations file such Survey with the Government.

B.	Subject to the provisions of this Article 4.2 Syntroleum and the Farmees shall cause ADTI to commence the drilling of the Initial Well by February 15, 2006 under a turnkey drilling contract on the terms and conditions set out in the ADTI Proposal. If the Approval Date is a date in excess of ninety (90) days from the date that YFP files the Deed of Assignment, the February 15, 2006 date to commence the drilling of the Initial Well shall be extended by a period of time equal to the number of days in excess of ninety (90) days between the filing of the Deed of Assignment by YFP and the Approval Date. In addition, the obligation of Syntroleum and the Farmees to commence drilling the Initial Well may be extended by reasons of Force Majeure, Rig Unavailability or Governmental Delay.

(i)	If Syntroleum and the Farmees fail to commence the drilling of the Initial Well by 15 February 2006, as such time period may be extended as provided in this Article 4.2(B), then:

(1)	If Syntroleum has committed under Schedule 4.1(A)(iv) to drill the Initial Well, the Farmees shall be deemed to have withdrawn from the Lease, the JOA, the TAA and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations in respect of the Lease, the JOA, the TAA and this Agreement (provided that the Farmees shall remain responsible for their Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and the Farmees shall reassign and re-convey their respective Participating Interest in the Lease, the JOA, the TAA, and this Agreement to Syntroleum at no cost to Syntroleum.

(2)

If Syntroleum has not committed under Schedule 4.1(A)(iv) to drill the Initial Well, Syntroleum and the Farmees shall be deemed to have withdrawn from the Lease, the JOA, the TAA, and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations in respect of the Lease, the JOA, the TAA, and this Agreement (provided that the Parties shall remain responsible for their Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and Syntroleum and the Farmees shall reassign and re-convey their respective Participating Interest in the Lease, the JOA, the TAA and this Agreement to YFP at no cost to YFP.

(ii)	If Syntroleum and the Farmees drill, test and plug and abandon (permanently or temporarily at the Parties’ election as provided in the JOA) the Initial Well, then Syntroleum and the Farmees may at any time after the completion of the drilling of the Initial Well and pursuant to the JOA make a Declaration of Commerciality and pay the Aje Commercial Bonus (nonetheless Commercial Production from the Lease shall not commence until a Declaration of Commerciality has been properly made and the Aje Commercial Bonus paid); provided that:

(1)	the Farmees, collectively, shall have the right exercisable for one hundred eighty (180) days after the plugging and abandonment (permanently or temporarily) of the Initial Well to determine to terminate their participation in the Lease, the JOA, the TAA and this Agreement, and in the event the Farmees so determine, the Farmees shall reassign and re-convey their Participating Interests in the Lease and the JOA to Syntroleum at no cost to Syntroleum and shall have no further rights, obligations and liabilities under the Lease, the JOA, the TAA and this Agreement.

(2)	Syntroleum shall have the right exercisable for twelve (12) months after the plugging and abandonment (permanently or temporarily) of the Initial Well to determine to terminate its participation in the Lease, the JOA, the TAA and this Agreement, and in the event Syntroleum so determines, Syntroleum shall reassign and re-convey its Participating Interest in the Lease and the JOA to the Farmees in proportion to their respective Cost Bearing Participation shares under Schedule 2.1(A)(i)(x) at no cost to Farmees, or if the Farmees have withdrawn to YFP, and shall have no further rights, obligations and liabilities under the Lease, the JOA, the TAA and this Agreement.

C.	Subject to the provisions of Article 4.2(B), within one hundred fifty (150) days after the plugging and abandonment (permanently or temporarily) of the Initial Well, the Parties shall meet to discuss the results of the Initial Well, whether any Discovery warrants development and whether the Second Well should be drilled. Subject to the provisions of Article 4.2(B) within one hundred eighty (180) days after the plugging and abandonment (temporarily or permanently) of the Initial Well the Farmees and Syntroleum shall notify YFP whether or not the Farmees and/or Syntroleum intend to commence the drilling of the Second Well, and if so Syntroleum and the Farmees shall cause ADTI to commence drilling within twelve (12) months after the plugging and abandonment (permanently or temporarily) of the Initial Well under a turnkey drilling contract on terms and conditions substantially similar to the ADTI Proposal. The obligation of Syntroleum and the Farmees to commence the drilling of the Second Well may be extended by reasons of Force Majeure, Rig Unavailability or Governmental Delay.

(i)	If Syntroleum and the Farmees have made a Declaration of Commerciality after the Initial Well, then the Second Well shall be drilled to a bottom hole location outside of the boundaries of the Aje Field to be selected by Syntroleum and the Farmees in order to test a geological structure within the Lease Area other than the Aje Field.

(ii)	If Syntroleum and the Farmees have not made a Declaration of Commerciality after the Initial Well, then the Second Well shall be drilled to any bottom hole location selected by Syntroleum and the Farmees in the Lease Area.

(iii)

If Syntroleum and the Farmees notify YFP that they do not intend to drill the Second Well, then Syntroleum and the Farmees shall be deemed to have withdrawn from the Lease, the JOA, the TAA, and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations or liabilities in respect of the Lease, the JOA, the TAA, and this Agreement (provided that the Parties shall remain responsible for their respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and Syntroleum and the Farmees shall reassign and re-convey their respective Participating Interest in the Lease and the JOA to YFP at no cost to YFP.

(iv)	If Syntroleum notifies the Farmees that Syntroleum does not intend to drill the Second Well, then Syntroleum shall be deemed to have withdrawn from the Lease, the JOA, the TAA, and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations or liabilities in respect of the Lease, the JOA, the TAA, and this Agreement (provided that Syntroleum shall remain responsible for its Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and Syntroleum shall reassign and re-convey its Participating Interest in the Lease and the JOA to the Farmees at no cost to the Farmees.

(v)	If the Farmees notify Syntroleum that they do not intend to drill the Second Well or the Farmees fail to notify YFP and Syntroleum that the Farmees intend to drill the Second Well within one hundred and eighty (180) days after the plugging and abandonment (permanently or temporarily) of the Initial Well, as such time period may be extended as provided in this Article 4.2(C), then the Farmees shall be deemed to have withdrawn from the Lease, the JOA, the TAA and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations or liabilities in respect of the Lease, the JOA, the TAA and this Agreement (provided that the withdrawing Farmees shall remain responsible for their respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and the Farmees shall reassign and re-convey their respective Participating Interest in the Lease and the JOA to Syntroleum at no cost to Syntroleum.

(vi)	If Syntroleum and/or the Farmees fail to commence the drilling of the Second Well within twelve (12) months after the plugging and abandonment (permanently or temporarily) of the Initial Well, as such time period may be extended as provided in this Article 4.2(C), then Syntroleum and/or the Farmees shall be deemed to have withdrawn from the Lease, the JOA, the TAA and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations or liabilities in respect of the Lease, the JOA, the TAA and this Agreement (provided that the withdrawing Parties shall remain responsible for their respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and Syntroleum and/or the Farmees, as applicable, shall reassign and re-convey their respective Participating Interest in the Lease, the JOA, and the TAA to Syntroleum and/or its Farmees, as applicable, at no cost, or if Syntroleum and the Farmees elect to withdraw to YFP at no cost to YFP.

(vii)	If Syntroleum and the Farmees drill, test and plug and abandon (permanently or temporarily at the Parties’ election under the JOA) the Second Well, then Syntroleum and the Farmees may at any time after the completion of the drilling of the Second Well and pursuant to the JOA make a Declaration of Commerciality and pay the Aje Commercial Bonus (nonetheless Commercial Production from the Lease shall not commence until a Declaration of Commerciality has been properly made and the Aje Commercial Bonus paid); provided that:

(1)	the Farmees shall have the right exercisable for one hundred eighty (180) days after the plugging and abandonment (permanently or temporarily) of the Second

Well to determine to terminate their participation in the Lease, the JOA, the TAA and this Agreement, and in the event they so determine, the Farmees shall reassign and re-convey their respective Participating Interest in the Lease, the JOA, the TAA, and this Agreement to Syntroleum at no cost to Syntroleum and shall have no further rights, obligations and liabilities in respect of the Lease, the JOA, the TAA, and this Agreement

(2)	Syntroleum shall have the right exercisable for twelve (12) months after the plugging and abandonment (permanently or temporarily) of the Second Well to determine to terminate its participation in the Lease, the JOA, the TAA and this Agreement, and in the event Syntroleum so determines, Syntroleum shall reassign and re-convey its Participating Interest in the Lease, the JOA, the TAA and this Agreement to the Farmees in proportion to their Participating Interests at no cost to Farmees, or if the Farmees have withdrawn to YFP at no cost to YFP (provided that Syntroleum shall remain responsible for its respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal).

D.	Unless a Declaration of Commerciality has been made:

(i)	within one hundred fifty (150) days after the plugging and abandonment (permanently or temporarily) of the Second Well, the Parties shall meet to discuss the results of the Second Well, whether any Discovery warrants development and whether an Additional Well should be drilled, within one hundred eighty (180) days after the plugging and abandonment (permanently or temporarily) of the Second Well, Syntroleum and the Farmees shall notify YFP whether Syntroleum and the Farmees have determined that the Lease is provisionally commercial and that Syntroleum and the Farmees intend to pay the Extension Bonus and to commence the drilling of a first Additional Well, and if so Syntroleum and the Farmees shall commence drilling the first Additional Well within twelve (12) months after the plugging and abandonment (permanently or temporarily) of the Second Well.

(ii)	within one hundred fifty (150) days after the plugging and abandonment (permanently or temporarily) of the first Additional Well, the Parties shall meet to discuss the results of the first Additional Well, whether any Discovery warrants development and whether an Additional Well should be drilled, within one hundred eighty (180) days after the plugging and abandonment (permanently or temporarily) of the first Additional Well, Syntroleum and the Farmees shall notify YFP whether Syntroleum and the Farmees intend to commence the drilling of a second Additional Well, and if so Syntroleum and the Farmees shall commence drilling the second Additional Well within twelve (12) months after the plugging and abandonment (permanently or temporarily) of the first Additional Well.

(iii)	within one hundred fifty (150) days after the plugging and abandonment (permanently or temporarily) of the second Additional Well, the Parties shall meet to discuss the results of the second Additional Well, whether any Discovery warrants development and whether an Additional Well should be drilled, within one hundred eighty (180) days after the plugging and abandonment (permanently or temporarily) of the second Additional Well, Syntroleum and the Farmees shall notify YFP whether Syntroleum and the Farmees intend to commence the drilling of a third Additional Well, and if so Syntroleum and the Farmees shall commence drilling the third Additional Well within twelve (12) months after the plugging and abandonment (permanently or temporarily) of the second Additional Well.

(iv)	within one hundred fifty (150) days after the plugging and abandonment (permanently or temporarily) of the third Additional Well, the Parties shall meet to discuss the results of the third Additional Well, whether any Discovery warrants development and whether an Additional Well should be drilled, within one hundred eighty (180) days after the plugging and abandonment (permanently or temporarily) of the third Additional Well, Syntroleum and the Farmees shall notify YFP whether Syntroleum and the Farmees intend to commence the drilling of a fourth Additional Well, and if so Syntroleum and the Farmees shall commence drilling the fourth Additional Well within twelve (12) months after the plugging and abandonment (permanently or temporarily) of the third Additional Well.

With respect to each Additional Well and any other well under the JOA, the drilling and completion shall be bid on a turnkey basis, ADTI shall be invited to submit a turnkey bid, and unless the Operating Committee under the JOA decides otherwise such well shall be drilled under a turnkey drilling contract. The obligation of Syntroleum and the Farmees to commence the drilling of an Additional Well may be extended by reasons of Force Majeure, Rig Unavailability or Governmental Delay.

(x)	Unless a Declaration of Commerciality has been made

(1)	If Syntroleum and the Farmees notify YFP that they do not intend to drill an Additional Well, then Syntroleum and the Farmees shall be deemed to have withdrawn from the Lease, the JOA, the TAA and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations or liabilities in respect of the Lease, the JOA, the TAA, and this Agreement (provided that the Parties shall remain responsible for their respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and Syntroleum and the Farmees shall reassign and re-convey their respective Participating Interest in the Lease and the JOA to YFP at no cost to YFP.

(2)	If Syntroleum notifies the Farmees that Syntroleum does not intend to drill an Additional Well, then Syntroleum shall be deemed to have withdrawn from the Lease, the JOA, the TAA and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations or liabilities in respect of the Lease, the JOA, the TAA and this Agreement (provided that Syntroleum shall remain responsible for its Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and Syntroleum shall reassign and re-convey its Participating Interest in the Lease and the JOA to the Farmees at no cost to the Farmees.

(3)	If the Farmees notify Syntroleum that they do not intend to drill an Additional Well or the Farmees fail to notify YFP and Syntroleum that the Farmees intend to drill such Additional Well within one hundred eighty (180) days after the plugging and abandonment (permanently or temporarily) of the immediately preceding well, as such time period may be extended as provided in this Article 4.2(D), then the Farmees shall be deemed to have withdrawn from the Lease, the JOA, the TAA and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations or liabilities in respect of the Lease, the JOA, the TAA and this Agreement (provided that the withdrawing Parties shall remain responsible for their respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and the Farmees shall reassign and re-convey their respective Participating Interest in the Lease, the JOA, the TAA and this Agreement to Syntroleum in proportion to their Participating Interests at no cost to Syntroleum.

(4)	If Syntroleum and/or the Farmees fail to commence the drilling of an Additional Well within twelve (12) months after the plugging and abandonment (permanently or temporarily) of the immediately preceding well, as such time period may be extended as provided in this Article 4.2(D), then Syntroleum and/or the Farmees shall be deemed to have withdrawn from the Lease, the JOA, the TAA and this Agreement pursuant to Article 13 of the JOA as of the last day of such time period, shall cease to have any rights or obligations or liabilities in respect of the Lease, the JOA, the TAA and this Agreement (provided that the withdrawing Parties shall remain responsible for their respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal), and Syntroleum and/or the Farmees, as applicable, shall reassign and re-convey their respective Participating Interest in the Lease, the JOA, the TAA and this Agreement to YFP at no cost to YFP.

(y)	If Syntroleum and the Farmees drill, test and properly plug and abandon (permanently or temporarily at the Parties’ election under the JOA) an Additional Well, then Syntroleum and the Farmees may at any time after the completion of the drilling of such Additional Well and pursuant to the JOA make a Declaration of Commerciality and pay the Aje Commercial Bonus (nonetheless Commercial Production from the Lease shall not commence until a Declaration of Commerciality has been properly made and the Aje Commercial Bonus paid); provided that:

(1)	the Farmees shall have the right exercisable for one hundred eighty (180) days after the plugging and abandonment (permanently or temporarily) of such Additional Well to determine to terminate their respective participation in the Lease, the JOA, the TAA and this Agreement, and in the event they so determine, the Farmees shall reassign and re-convey their respective Participating Interest in the Lease, the JOA, the TAA and this Agreement to Syntroleum at no cost to Syntroleum, and shall have no further rights, obligations and liabilities in respect of the Lease, the JOA, the TAA and this Agreement (provided that the withdrawing Parties shall remain responsible for their respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal).

(2)	Syntroleum shall have the right exercisable for twelve (12) months after the plugging and abandonment (permanently or temporarily) of such Additional Well to determine to terminate its participation in the Lease, the JOA, the TAA and this Agreement, and in the event Syntroleum so determines, Syntroleum shall reassign and re-convey its Participating Interest in the Lease, the JOA, the TAA, and this Agreement to the Farmees in proportion to their Participating Interests at no cost to Farmees, or if the Farmees have withdrawn to YFP at no cost to YFP (provided that Syntroleum shall remain responsible for its respective Cost Bearing Participation share of any obligations undertaken or liabilities incurred under the JOA prior to such withdrawal).

E.

With respect to the decisions of Farmees and Syntroleum under Article 4.2(B), Article 4.2(C) and Article 4.2(D) whether to give notice to drill another well, if one or more (but less than all) Farmees are willing to commit to drill such well, then the Farmees and/or Syntroleum willing to commit to drill such well shall have the option exercisable within the time period set out in Article 4.2B, Article 4.2(C) and Article 4.2(D) by notice to YFP to commit to drill such well and assume the rights, obligations and liabilities of all unwilling Farmees under this Agreement, the JOA and the TAA in such proportion as the willing Farmees may agree and the Farmees not willing to accept such proposed revisions or conditions shall be deemed to have withdrawn from this Agreement, the Deed of Assignment, the JOA and the TAA in the manner contemplated by Article 13 of the JOA.

4.3	Deemed Completion

With respect to each well in Article 4.2 if the Farmees and Syntroleum fulfill the obligations set out below and bear their Cost Bearing Participation shares of all costs related to such well, including the YFP Carried Participation, then Syntroleum and the Farmees shall have fulfilled such well obligation:

A.	If a well does not reach the objective depth because the Technical Advisor encounters impenetrable substances, basement, commercial quantities of oil or gas at a lesser depth, or are forced to abandon a well because of difficulties insurmountable by employing modern drilling technology in conformity with sound, cost effective practices generally accepted in the international petroleum industry, then:

(i)	If the cumulative amount spent by the Farmees and Syntroleum related to such well (which for the avoidance of doubt shall include all amounts spent by the contractor under the turnkey drilling contract) is at least US$21,000,000 the Farmees and Syntroleum shall nonetheless be deemed to have satisfied the Work Commitments with respect to such well.

(ii)	If the cumulative amount spent by the Farmees and Syntroleum related to such well (which for the avoidance of doubt shall include all amounts spent by the contractor under the turnkey drilling contract) is less than US$21,000,000 the Farmees and Syntroleum shall have the right to drill one or more substitute wells at locations and to objective depths determined by the Farmees and Syntroleum consistent with the applicable restrictions of Article 4.2.

B.	If such well, or substitute well, is drilled to the objective depth, then the Farmees and Syntroleum shall endeavor to evaluate the well in accordance with practices generally accepted in the international petroleum industry; provided that if downhole conditions or mechanical difficulties are encountered which would, in the opinion of a prudent operator, render any such log or survey impracticable, then the Farmees and Syntroleum shall have the right to curtail or omit all or part of such operations.

C.	If Hydrocarbons are encountered in the drilling of such well, or substitute well, the Farmees and Syntroleum shall endeavor to carry out a testing program agreed to by the Parties pursuant to the terms of the JOA in accordance with generally accepted practices of the international petroleum industry; provided that if downhole conditions or mechanical difficulties are encountered which would, in the opinion of a prudent operator, render any testing impracticable, then the Farmees and Syntroleum shall have the right to curtail or omit all or part of any such operations.

D.	On fulfillment of the drilling operations, and the evaluation and testing programs, if any, the Farmees and Syntroleum shall in accordance with generally accepted practices of the international petroleum industry plug and abandon such well or substitute well, or if appropriate, suspend such well at the election of the Parties pursuant to the terms of the JOA.

4.4	Right to Audit

Each Party shall have the right to audit all costs and payments made under terms and conditions of this Agreement in accordance with Section 1.8 of the Accounting Procedure attached to the JOA.

4.5	Transfer Fees

Any costs, expenses, fees, or duties payable to the Government in connection with the Deed of Assignment, the JOA or the TAA, excluding taxes described in Article 9, shall be borne and paid by the Parties in proportion to their respective Profit Sharing Interests.

4.6	Indemnification

A.	YFP shall indemnify and hold harmless Syntroleum and the Farmees from and against any and all expenses, damages, claims, losses and liabilities of whatsoever nature or kind (including expenditures for legal fees on a solicitor and his own client basis) which are made or brought by any person or entity against Syntroleum and the Farmees or are otherwise suffered or incurred by Syntroleum and the Farmees as a result of, in connection with, or arising directly or indirectly from any act, omission, matter or thing done or omitted to be done which arose, accrued, occurred or was incurred relating to the Lease prior to the Approval Date including any liability arising at any time to any third party arising out of or in connection with the abandonment of decommissioning of or otherwise in connection with the wells on the Lease identified as the Aje #1 Well and the Aje #2 Well, except that this indemnification shall have no effect if the Aje #1 Well and the Aje #2 Well are used in Joint Operations as such term is defined in the JOA.

B.	YFP shall indemnify and hold harmless Syntroleum and the Farmees from and against any and all expenses, damages, claims, losses and liabilities of whatsoever nature or kind (including expenditures for legal fees on a solicitor and his own client basis) which are made or brought by any person or entity against Syntroleum and the Farmees or are otherwise suffered or incurred by Syntroleum and the Farmees as a result of, in connection with, or arising directly or indirectly from any breach by YFP of its representations, warranties or obligations under this Agreement.

C.	Syntroleum shall indemnify and hold harmless YFP and the Farmees from and against any and all expenses, damages, claims, losses and liabilities of whatsoever nature or kind (including expenditures for legal fees on a solicitor and his own client basis) which are made or brought by any person or entity against YFP and the Farmees or are otherwise suffered or incurred by YFP and the Farmees as a result of, in connection with, or arising directly or indirectly from any breach by Syntroleum of its representations, warranties or obligations under this Agreement.

D.	The Farmees shall indemnify and hold harmless YFP and Syntroleum from and against any and all expenses, damages, claims, losses and liabilities of whatsoever nature or kind (including expenditures for legal fees on a solicitor and his own client basis) which are made or brought by any person or entity against YFP and Syntroleum or are otherwise suffered or incurred by YFP and Syntroleum as a result of, in connection with, or arising directly or indirectly from any breach by the Farmees of their representations, warranties or obligations under this Agreement.

ARTICLE 5

OBLIGATIONS UNDER CONTRACT

5.1	Acceptance of Terms

Subject to satisfaction or waiver of the Conditions Precedent, each of the Parties hereby ratifies, confirms and accepts the terms of the Lease and the JOA.

ARTICLE 6

UNDERTAKING OF THE PARTIES

6.1	YFP Obligations

A.	At all times during this Agreement YFP shall comply with the following:

(i)	wherever possible, make all reasonable efforts to secure the minimum permissible royalty rates, as are applicable from time to time, to be applied to all production of Hydrocarbons from the Lease Area;

(ii)	provide promptly to the Parties any written notice of default or termination received by YFP with respect to the Lease or of any action to alter, terminate, or rescind or procure a judicial reformation of the Lease;

(iii)	provide promptly to the Parties any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Lease;

(iv)	provide promptly to the Parties all material correspondence including with the Government and the Federal Inland Revenue Services of Nigeria;

(v)	not conduct its business with respect to the Lease outside the ordinary course consistent with recent past practices;

(vi)	use reasonable efforts to do or cause to be done all such lawful acts within its control to ensure that the Lease remains in full force and effect; or

(vii)	abstain from any act which may jeopardize or result in the termination of the Lease.

B.	During the Interim Period, YFP shall comply with the following:

(i)	YFP shall promptly notify Syntroleum and the Farmees and provide all relevant details on the occurrence of:

(1)	any material damage, destruction or loss to assets under the Lease;

(2)	any event or condition that:

(a)	would have a material adverse effect on the business, operations, financial condition or results of operations under the Lease; or

(b)	would render impossible the approval of the Deed of Assignment, or the substantial satisfaction of the other Conditions Precedent.

(ii)	Except as otherwise agreed by the Parties, YFP covenants and undertakes to:

(1)	pay when due any costs and expenses, or timely perform any material obligations of YFP under the Lease;

(2)	pay any amount due under any material contract on or before the date due, or otherwise fail to comply with any such contract;

(3)	not terminate, materially amend, or extend any material contracts affecting the Lease;

(4)	not participate in the drilling of a new well or make or enter into any other commitments reasonably anticipated to require future capital expenditures with respect to the Lease;

(5)	not enter into or commit to enter into any new contract that is material to the use, ownership or operation of the Lease;

(6)	not settle, compromise or waive any material right relating to the Lease;

(7)	use reasonable efforts to do or cause to be done all such lawful acts within its control to not allow any permits pertaining to the Lease to be released or to lapse;

(8)	not transfer, sell, hypothecate, encumber, or otherwise dispose of the Lease or any assets related to the Lease;

(9)	not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Lease; and

(10)	not agree to extend any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency, or make any change in any Tax elections with respect to the Assets.

6.2	Mutual Obligations

During the Interim Period the Farmees and YFP and Syntroleum shall comply with each of the following undertakings:

A.	Each Party, as applicable, agrees to use commercially reasonable efforts to satisfy, in an expeditious manner, the Conditions Precedent.

B.	The Parties shall not take any action nor fail to take any action prior to the Approval Date that would result in a breach of any of its representations and warranties under this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1	YFP and Syntroleum Representations and Warranties

Except as otherwise disclosed in the Attachments to this Agreement, YFP and Syntroleum make the following representations and warranties to Farmees as of the date of signing this Agreement and as of the Approval Date:

A.	YFP represents and warrants to Farmees that:

(i)	The Lease (a true and complete copy of which has been provided to Syntroleum and the Farmees) is in full force and effect, in good standing, and YFP is the holder of a one hundred percent (100%) legal and beneficial working interest therein, free and clear of all overriding royalty interests, carried interests, net profit interests, mortgages, charges, pledges, liens, options, pre-emptive rights and other claims or encumbrances other than royalties or other entitlements of the Government pursuant to the laws and regulations of the Federal Republic of Nigeria.

(ii)	YFP is and throughout the term of this Agreement shall be (i) a qualified indigenous Nigerian company, (ii) an Operator as contemplated under the JOA in good standing with the Government, (iii) entitled to receive from the Government the benefits accorded qualified indigenous Nigerian companies, and (iv) qualified to own and hold its interests in the Lease as an indigenous Nigerian company.

(iii)	No act or omission of YFP nor, to the best of YFP’s knowledge, information and belief, any act or omission of any other prior party to the Lease has occurred which would or might entitle the Government to terminate the Lease and no notice has been given to YFP or, to the best of YFP’s knowledge, information and belief, to any other party to the Lease by the Government of any intention to terminate the Lease.

(iv)	With respect to the Lease and YFP’s entitlement to an interest therein there are no unsatisfied judgments or arbitral awards, claims, law suits or proceedings in existence, contemplated or threatened, and no circumstance exists which YFP reasonably believes may give rise to such a claim, law suit or proceeding.

(v)	YFP is the Operator of the Lease and all operations on the Lease have been performed in compliance with the terms and conditions of the Lease and the Laws/Regulations of the Federal Republic of Nigeria.

(vi)	All work programs and financial commitments (whether to the Government, service contractors or otherwise) in respect of the Lease in effect on the Effective Date have been fully disclosed in writing to Syntroleum and the Farmees. Other than any work or other obligations which by the terms of such work programs or financial commitments are to be performed or satisfied after the date of this Agreement, there are no outstanding work or other obligations required to be performed or satisfied in respect of the Lease.

(vii)	All royalties, bonuses, taxes, license fees and other amounts payable by YFP under the terms and conditions of the Lease or the Laws/Regulations of the Federal Republic of Nigeria in respect of the Lease have been properly paid in a timely manner or will be so paid when due.

(viii)	The accounts, books and records kept by YFP in respect of the Lease are true, correct and complete in all material respects and have been kept in a manner consistent with YFP’s past practices and in compliance with the terms and conditions of the Lease and the Laws/Regulations of the Federal Republic of Nigeria.

(ix)	YFP has provided Syntroleum and the Farmees with true, complete and correct copies of all records pertaining to the Lease. For these purposes “records” means all contract files, seismic, geological, geophysical and engineering data, and all other books, records, data, files, maps, and accounting records (in whatever form and language) that relate to or arise out of the Lease, the assets relating to the Lease, or any operations related to any of the assets.

(x)	There are no other terms and conditions applicable to the Lease other than those set out in the copy of the Lease given to the other Parties by YFP other than set forth in the general law;

(xi)	YFP, subject only to the consent of the Government, has the unencumbered right to sell, transfer and assign the Participating Interest to each of the Parties as set out in Article 2.1.

(xii)	No orders, notices or directives have been issued by the Government and no claims have been threatened or made by the Government or any other person or entity in respect of environmental matters (including, without limitation, allegations of environmental contamination, non-compliance with abandonment and reclamation obligations or non-compliance with any applicable laws or regulations pertaining to health, safety and the environment) in connection with the Lease and there are no circumstances existing as at the Effective Date which YFP reasonably believes may result in any such orders, notices, directives or claims being issued or made.

(xiii)	Neither YFP nor any of its Affiliates nor any of its or their directors, officers, employees, consultants or agents (individually a “YFP Party”) have made and will not make at any time during the term of this Agreement with respect to the matters provided for hereunder any payments, loans, gifts or promises of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of the Government or to or for the use of any political party, official or candidate or to any other person if such YFP Party knows or knew or should have known or has or had reason to suspect that any part of such payment, loan or gift or promise or offer, would violate the laws or regulations of the Federal Republic of Nigeria or other laws and regulations applicable to any of the Parties or their respective Affiliates. Each Party shall respond promptly, and in reasonable detail, to any notice from any other Party or its auditors pertaining to the above stated representation and warranty and shall furnish documentary support for such response upon request from such other Party.

(xiv)	Prior to the execution of this Agreement the only agreements in effect relating to the Lease are the JVA, and the Heads of Agreement, and no other arrangement or commitment relating to the Lease is in effect.

(xv)	YFP has provided access to all technical data (including traded data) relating to the Lease in its possession to Syntroleum and/or the Farmees.

B.	Syntroleum represents and warrants to Farmees and YFP that Syntroleum or its Affiliates own one hundred percent of the Syntroleum GTL Process and the Syntroleum GTL Process will produce GTL diesel and naphtha.

7.2	Farmees’ Representations and Warranties

Except as otherwise disclosed in the attached schedules, Farmees make the following representations and warranties to YFP and Syntroleum as of the date of signing this Agreement and the Approval Date:

A.	Farmees have sufficient cash, available lines of credit or other sources of immediately available funds to enable them to fulfill all of their obligations under this Agreement.

B.	Farmees have the technical capability, personnel and resources to fulfill their obligations under this Agreement.

7.3	Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the date of signing this Agreement and the Approval Date:

A.	Corporate Authority.

(i)	Each Party is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party is qualified to conduct business in each jurisdiction where it is necessary to be qualified to perform the Lease.

(ii)	Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

B.	Enforceable Obligation. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

C.	No Conflicts. The execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated by this Agreement, and the compliance with the provisions of this Agreement will not, to the best of each Party’s knowledge and belief:

(i)	Result in a material default with due notice or lapse of time or both, or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, license, or agreement to which such Party is a party or by which it or the Lease are bound;

(ii)	Violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or other formation and governing documents of such Party;

(iii)	Violate any laws applicable to such Party or the Lease; or

(iv)	Violate any judgment, order, ruling, or decree applicable to such Party or the Lease.

D.

Payments. No Party nor any of its Affiliates has made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters, which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (which for these purposes means any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate:

(i)	the applicable Laws of the country of operations;

(ii)	the laws of the country of formation of the Party or such Party’s ultimate parent company, or its principal place of business; or

(iii)	the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.

E.	Representation by Counsel. Each of the Parties represents and warrants that it has been represented by legal counsel in the preparation, review and/or negotiation of this Agreement, the Deed of Assignment, the Parent Company Guarantee, the JOA, the TAA, and the AMI Agreement.

F.	Validity of Representations. All representations and warranties given under this Article 7 shall be deemed repeated and valid, true and correct as of the date of signing of this Agreement and the Approval Date, and shall remain valid and enforceable until the earlier of two (2) years after the Effective Date or one (1) year after the Approval Date. Each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Approval Date.

G.	Indemnity. Each of the Parties agrees to indemnify and hold the other Parties harmless from any claims, causes of action, or liabilities, which arise out of the breach of any of the warranties and representations under this Article by the indemnifying Party.

7.4	Disclaimer of Other Representations and Warranties

Except for the representations and warranties provided in this Article, YFP, Syntroleum and Farmees make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmees in connection with this Agreement.

ARTICLE 8

AREA OF MUTUAL INTEREST

The Parties and YFP have concurrently entered into the AMI Agreement establishing an Area of Mutual Interest covering offshore Benin Blocks 1, 2, 3, and 4, including the Seme Field, and offshore Nigeria Blocks OPL 310, 311, 312, 313 and 314.

ARTICLE 9

TAX

9.1	Tax Obligations

The Operator and the Technical Advisor together with the Tax Sub-Committee under the JOA shall consult with competent experts to determine the most equitable and efficient means of making payment for PPTA and CITA in accordance with applicable law, however, unless the Parties otherwise agree the Tax treatment shall be as follows: Save for the payment by the Technical Advisor of PPTA and CITA, each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all obligations under the Lease and under this Agreement, the JOA and the TAA. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including, but not limited to, deductions, depreciation, credits and capitalization) with respect to the Capital Expenditures and Operating Expenditures made by and Prior Costs transferred to the Parties will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received, borne or owned by each Party. If such allocation is not accomplished due to the application of the laws and regulations of the Government or other Government action, the Party or Parties whose net tax liabilities have been reduced as a result of tax items not being allocated in the manner provided for in this paragraph shall, in proportion to and solely to the extent of the net reduction in their taxes, protect, defend and indemnify each Party whose net tax liability has been increased as a result of tax items not being allocated in the manner provided for in this paragraph against the total amount of such Party’s increased net tax liability including any taxes assessed on the amount of any such indemnity payment. The amount of any income or reduction in a Party’s net tax liabilities shall be calculated on a separate-company basis with regard to only the tax items relating to this Agreement, the JOA and the TAA. Any indemnity payment under this Article shall be made within thirty (30) Days after the date notice is given by the indemnified Party to the indemnifying Party or Parties, which notice provides reasonable details regarding the amount of the increase in the indemnified Party’s net tax liability. Technical Advisor shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its (or its Affiliate’s) tax returns or responding to any audit or other tax proceeding.

9.2	Joint Levy

If interpretation or enforcement of the Lease by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

9.3	United States Tax Election

A.	If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. The Party holding the greatest Participating Interest whose ultimate parent company is a U.S. party is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each Party whose parent company is a U.S. party. Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

B.

No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S.

Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

C.	Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

ARTICLE 10

CONFIDENTIALITY

10.1	Confidential Information

Except as otherwise provided in the Lease and the JOA, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of the Lease and for a period of two (2) years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

A.	to an Affiliate provided the Affiliate is bound to the provisions of this Article 10 and the Party disclosing is responsible for the violation of an Affiliate;

B.	to a governmental agency or other entity when required by the Lease;

C.	to the extent such information is required to be furnished in compliance with the applicable Laws/Regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

D.	to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys’ work for such Party and such attorneys are bound by an obligation of confidentiality;

E.	to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

F.	to a bona fide prospective transferee of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

G.	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

H.	to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

I.	to its respective directors, officers and employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential; and

J.	to the extent any information which, through no fault of a Party, becomes a part of the public domain.

10.2	No Disclosure

Disclosure pursuant to Articles 10.1 (E), (F), (G) to the other parties to the Lease and JOA and the Government shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Articles 10.1 (E), (F), (G), whichever is applicable, with respect to the disclosing Party.

ARTICLE 11

NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be delivered when actually received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified below. A Party may change its address by written notice to the other Parties.

Yinka Folawiyo Petroleum Company Limited Yinka Folawiyo Plaza 38 Warehouse Road Apapa, Lagos, Nigeria Attention: Managing Director Telephone: 2341 545 0222 Facsimile: 2341 587 0068

Syntroleum Nigeria Limited St. Nicholas House, 9th Floor Catholic Mission Street Lagos, Nigeria Attention: President Telephone: 2341 461 3144 Facsimile: 2341 264 7374	With a copy to: Syntroleum International Holdings Co. 4322 South 49th West Ave Tulsa, Oklahoma 74107 USA Attention: President Telephone: 1 918 592 7900 Facsimile: 1 918 592 7979

Lundin Petroleum B.V. Amaliastraat 3-5 2514 JC The Hague, The Netherlands Attn: Managing Director Telephone: 31 70 37 17 818 Facsimile: 31 70 38 19 354	With a copy to: Lundin Petroleum AB 6, rue de Rive Geneva, Switzerland 1204 Attn: Chief Operating Officer Telephone: 41 22 817 1200 Facsimile: 41 22 817 1201

Palace Exploration Company 1202 East 33rd St, Suite 100 Tulsa, OK 74105-2048 USA Attn: Vice President Telephone: 1 918 743 5096 Facsimile: 1 918 743 5159	With a copy to: Palace Exploration Company 5 East 59th St., 5th Floor New York, NY 10022 USA Attn: President Telephone: 1 212 935 4110 Facsimile: 1 212 593 1287

Challenger Minerals (Nigeria) Limited c/o Challenger Minerals Inc. 15375 Memorial Dr. Houston, TX 77079 USA Attn: International Negotiator Telephone: 1 281 925 7200 Facsimile: 1 281 925 7280	With a copy to: GlobalSantaFe Corporation 15375 Memorial Dr. Houston, TX 77079 USA Attn: General Counsel Telephone: 1 281 925 6000 Facsimile: 1 281 925 6010

Providence Resources p.l.c. 60 Merrion Road Ballsbridge, Dublin 4, Ireland Attn: Manager of Operations Telephone: 353 1667 5740 Facsimile: 353 1667 5743

Howard Energy Co., Inc. 13561 W. Bay Shore Dr. Traverse City, MI 49684 USA Attn: General Manager Telephone: 1 231 995 7850 Facsimile: 1 231 941 0025

ARTICLE 12

LAW AND DISPUTE RESOLUTION

12.1	Governing Law

The law of England, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of disputes between or among the Parties.

12.2	Dispute Resolution

Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination, which the Parties do not resolve amicably within a period of thirty (30) days, shall be resolved by arbitration in accordance with the provisions of Article 18.2 of the JOA, as though such provisions were a part of this Agreement.

ARTICLE 13

FORCE MAJEURE

13.1	Right to Suspend Obligations

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.

13.2	Definition

A.	For the purposes of this Agreement, “Force Majeure” shall mean circumstances which were beyond the reasonable control of the Party affected.

B.	Subject to Article 13.2(C), Force Majeure shall include, without limitation, the following events and circumstances:

(i)	acts of war (whether declared or undeclared), armed conflict, civil unrest or insurrection, blockade, embargo, riot, sabotage, acts of terrorism or the specific threats of such acts or events, or conditions attributable to such acts or events;

(ii)	strike, work slow down, lockout or other industrial disturbance or labor dispute;

(iii)	epidemics or plague;

(iv)	fire, earthquake, cyclone, hurricane, flood, drought, lightning, storms, storm warnings, navigational and maritime perils, or other acts of God;

(v)	Governmental Delay; and

(vi)	Rig Unavailability.

C.	The following events and circumstances shall not constitute Force Majeure:

(i)	changes in market conditions; or

(ii)	financial hardship or the inability of a Party to make a profit or receive a satisfactory rate of return from its operations.

ARTICLE 14

GENERAL PROVISIONS

14.1	Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint, several or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2	Assignment

Any transfer of all or part of a Party’s Participating Interest, Cost Bearing Participation and Revenue Participation shall be effective only if it satisfies the terms and conditions of Article 12 of the JOA.

14.3	Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

14.4	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such rights.

14.5	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

14.6	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

14.7	Modifications

There shall be no modification of this Agreement except by written consent of all Parties; provided that if the Government elects to participate in the rights and obligations of the Parties pursuant to the provisions of any applicable law or regulation, then:

A.	YFP shall contribute out of its Participating Interest the interest to be acquired by the Government;

B.	the Parties other than YFP shall not have any obligation to contribute and shall maintain their respective Participating Interests to the maximum extent allowed under applicable laws;

C.	the Parties shall execute such documents as may be necessary to give effect to such transfer of interests and the joinder of Government or the Government Oil Company as a party to this Agreement, but not the Participation Agreement or the Joint Venture Agreement; and

D.	all payments made by the Government or the Government Oil Company in respect of the transfer of such interest shall be credited to YFP.

14.8	Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Attachments, the provisions of the main body of this Agreement shall prevail. In the event of any conflict between this Agreement, the JOA and the TAA, this Agreement shall prevail. In the event of a conflict between the JOA and the TAA, the TAA shall prevail. In the event of any conflict between this Agreement and the Lease, this Agreement shall prevail unless such would be in violation of the Laws/Regulations of the Federal Republic of Nigeria or the terms of the Lease. In no event shall the JVA and the HOA have any effect upon the terms of this Agreement.

14.9	Interpretation

A.	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

B.	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

C.	Gender. Reference to any gender includes a reference to all other genders.

D.	Heading. Unless otherwise provided, reference to any Article or an Attachment means an Article or Attachment of the Agreement.

E.	Include. “include” and “including” shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

14.10	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, the Parties are authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

14.11	Public Announcements

No public announcement or statement regarding the terms or existence of this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement shall include only that portion of the information which the disclosing Party reasonably believes to be legally required. Such disclosing Party however shall then agree to use reasonable efforts to seek to obtain confidential treatment of the terms and conditions of this Agreement as may be available under applicable law. In addition, such Party shall give notice to the other Parties of its intent to disclose as soon as practical, and in addition provide the text of such disclosure to the other Parties at least 24 hours in advance prior to its release to the public.

14.12	Third Parties

The Contracts (Rights of Third Parties) Act 1999 is hereby excluded and shall have no application to this Agreement.

14.13	Consequential Loss

No Party shall have any liability under this Agreement for any indirect or consequential loss, including loss of profit, business interruption, loss of bargain or loss of production.

14.14	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties, including without limitation the HOA and the JVA.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

Yinka Folawiyo Petroleum Company Limited	Syntroleum Nigeria Limited

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Lundin Petroleum B.V.	Palace Exploration Company

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Challenger Minerals Inc.	Providence Resources p.l.c.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Howard Energy Co., Inc.

By:
Name:
Title:
Date:

ATTACHMENT A

COPY OF OML 113 LEASE INSTRUMENT

Attached to and forming an integral part of the Participation Agreement.

A-1

ATTACHMENT B

FORM OF DEED OF ASSIGNMENT

Attached to and forming an integral part of the Participation Agreement.

B-1

ATTACHMENT C

FORM OF JOINT OPERATING AGREEMENT

Attached to and forming an integral part of the Participation Agreement.

C-1

ATTACHMENT D

FORM OF TECHNICAL ASSISTANCE AGREEMENT

Attached to and forming an integral part of the Participation Agreement.

D-1

ATTACHMENT E

FORM OF GUARANTEE

Attached to and forming an integral part of the Participation Agreement.

E-1

ATTACHMENT F

FORM OF LETTER OF CREDIT

Attached to and forming an integral part of the Participation Agreement.

F-1

ATTACHMENT G

FORM OF CONVEYANCE OF OVERRIDING ROYALTY INTEREST

Attached to and forming an integral part of the Participation Agreement.

G-1

ATTACHMENT H

ADTI DRILLING PROPOSAL

Attached to and forming an integral part of the Participation Agreement.

H-1

ATTACHMENT I

FORM OF AREA OF MUTUAL INTEREST AGREEMENT

Attached to and forming an integral part of the Participation Agreement.

I-1

SCHEDULE 2.1(A)

Attached to and forming an integral part of the Participation Agreement.

(i)	From the Effective Date until YFP Cost Recovery Payout

Party	Participating Interest	Cost Bearing Participation				Revenue Participation
		Capex Paying Interest		Opex Paying Interest		Cost Recovery Interest	Profit Sharing Interest
		(x)	(y)	(x)	(y)
YFP	60.000%	0%	0%	0%	0%	25.000%	25.000%
Syntroleum	13.000%	10.000%	32.500%	10.000%	32.500%	24.375%	24.375%
Lundin	12.000%	40.000%	30.000%	40.000%	30.000%	22.500%	22.500%
Palace	6.150%	20.500%	15.375%	20.500%	15.375%	11.53125%	11.53125%
Challenger	3.375%	11.250%	8.4375%	11.250%	8.4375%	6.328125%	6.328125%
Providence	3.375%	11.250%	8.4375%	11.250%	8.4375%	6.328125%	6.328125%
Howard	2.100%	7.000%	5.250%	7.000%	5.250%	3.9375%	3.9375%

Total	100%	100%	100%	100%	100%	100%	100%

(x)	For the costs of the Letter of Credit, the costs of the Initial Well, the costs of the Second Well and if agreed the costs of the Electromagnetic Survey; provided that with respect to the Initial Well the current estimated costs to drill, log and abandon the Initial Well total USD$20,945,000 which include both actual and turnkey components as listed in the ADTI Turnkey Drilling Proposal dated December 2, 2004 attached as Attachment H, subject to adjustment for actual rig and vessels rates, tangible costs, duties and taxes etc. as described in such proposal (“ADTI Proposal”). Following the logging of the Initial Well at total depth the Parties will agree on the Testing procedure for the Initial Well, if any, as provided in the JOA.

(y)	For all costs after the Second Well is plugged and abandoned (temporarily or permanently).

During the period from the Effective Date until the plugging and abandonment of the Second Well, subject to prior election by the Farmees to withdraw, Syntroleum shall not bear any overhead costs or indirect charges payable to the Technical Advisor under the JOA. The Farmees shall bear all such overhead costs or indirect charges in proportion to their Opex Paying Interests.

2.1(A)-1

(ii)	After YFP Cost Recovery Payout and before Project Payout

Party	Participating Interest	Cost Bearing Participation				Revenue Participation
		Capex Paying Interest		Opex Paying Interest		Cost Recovery Interest	Profit Sharing Interest
		(x)	(y)	(x)	(y)
YFP	60.000%	0%	0%	0%	0%	0%	25.000%
Syntroleum	13.000%	10.000%	32.500%	10.000%	32.500%	32.500%	24.375%
Lundin	12.000%	40.000%	30.000%	40.000%	30.000%	30.000%	22.500%
Palace	6.150%	20.500%	15.375%	20.500%	15.375%	15.375%	11.53125%
Challenger	3.375%	11.250%	8.4375%	11.250%	8.4375%	8.4375%	6.328125%
Providence	3.375%	11.250%	8.4375%	11.250%	8.4375%	8.4375%	6.328125%
Howard	2.100%	7.000%	5.250%	7.000%	5.250%	5.250%	3.9375%

Total	100%	100%	100%	100%	100%	100%	100%

(x)	Same as Schedule 2.1(A)(i)(x).

(y)	Same as Schedule 2.1(A)(i)(y).

(iii)	After YFP Cost Recovery Payout and after Project Payout

Party	Participating Interest	Cost Bearing Participation				Revenue Participation
		Capex Paying Interest		Opex Paying Interest		Cost Recovery Interest	Profit Sharing Interest
		(x)	(y)	(x)	(y)	(z)
YFP	60.000%	0%	0%	0%	25.000%	25.000%	25.000%
Syntroleum	13.000%	10.000%	32.500%	10.000%	24.375%	24.375%	24.375%
Lundin	12.000%	40.000%	30.000%	40.000%	22.500%	22.500%	22.500%
Palace	6.150%	20.500%	15.375%	20.500%	11.53125%	11.53125%	11.53125%
Challenger	3.375%	11.250%	8.4375%	11.250%	6.328125%	6.328125%	6.328125%
Providence	3.375%	11.250%	8.4375%	11.250%	6.328125%	6.328125%	6.328125%
Howard	2.100%	7.000%	5.250%	7.000%	3.9375%	3.9375%	3.9375%

Total	100%	100%	100%	100%	100%	100%	100%

(x)	Same as Schedule 2.1(A)(i)(x).

(y)	Same as Schedule 2.1(A)(i)(y).

2.1(A)-2

(z)	If in any month after Project Payout:

(a)	any Party has not recovered all of the Capital Expenditures and Operating Expenditures that such Party incurred, then such Party shall be entitled to receive its Cost Recovery Interest share of the funds in the Cost Recovery Account for such month until such Party has recovered all of the Capital Expenditures and Operating Expenditures that such Party actually incurred.

(b)	the amount of any Party’s Cost Recovery Interest share of the funds in the Cost Recovery Account for such month exceeds the amount of funds such Party is entitled to receive under Schedule 2.1(A)(iii)(z)(a) for such month and if in such month any other Party has not yet recovered all of the Capital Expenditures and Operating Expenditures that such other Party actually incurred, then such excess shall be allocated to such other Party until such other Party has recovered all of the Capital Expenditures and Operating Expenditures that such other Party has actually incurred. If two or more Parties have not yet recovered all of the Capital Expenditures and Operating Expenditures that each such Party actually incurred, then such excess shall be allocated among them in proportion to their respective Cost Recovery Interests.

(c)	the amount of any Party’s Cost Recovery Interest share of the funds in the Cost Recovery Account for such month exceeds the amount of funds such Party is entitled to receive under Schedule 2.1(A)(iii)(z)(a) for such month and if in such month all other Parties have recovered all of the Capital Expenditures and Operating Expenditures that such other Parties actually incurred, then such excess shall be transferred to the Profit Account and distributed to the Parties in accordance with their respective Profit Sharing Interests.

2.1(A)-3

SCHEDULE 2.2(B)(iii)

Attached to and forming an integral part of the Participation Agreement.

Party	Participating Interest	Cost Bearing Participation		Revenue Participation
		Capex Paying Interest	Opex Paying Interest	Cost Recovery Interest	Profit Sharing Interest
YFP	60.000%	60.000%	60.000%	60.000%	60.000%
Syntroleum	13.000%	13.000%	13.000%	13.000%	13.000%
Lundin	12.000%	12.000%	12.000%	12.000%	12.000%
Palace	6.150%	6.150%	6.150%	6.150%	6.150%
Challenger	3.375%	3.375%	3.375%	3.375%	3.375%
Providence	3.375%	3.375%	3.375%	3.375%	3.375%
Howard	2.100%	2.100%	2.100%	2.100%	2.100%

Total	100%	100%	100%	100%	100%

2.2(B)(iii)-1

SCHEDULE 4.1

Attached to and forming an integral part of the Participation Agreement.

A.	Letter of Credit: Syntroleum and the Farmees shall deliver to YFP by 15 January 2005 the Letter of Credit in the amount of US$10,000,000.

(i)	Syntroleum and the Farmees shall bear the charges and obligations associated with the Letter of Credit in accordance with their Opex Paying Interests under Schedule 2.1(A)(i)(x).

(ii)	If the Initial Well is drilled and plugged and abandoned (permanently or temporarily at the election of Parties pursuant to the JOA), then in accordance with the Letter of Credit the Technical Advisor under the JOA shall be entitled to receive the full amount on deposit underlying the Letter of Credit plus accumulated interest on behalf of Syntroleum and the Farmees.

(iii)	If the Initial Well is not spudded in accordance with the provisions of, and within the time period provided in, Article 4.2(B), then YFP shall provide fifteen (15) days prior written notice to Syntroleum and the Technical Advisor (with a copy to the Farmees) of YFP’s intention to draw on the Letter of Credit.

(iv)	If within five (5) days of receipt of YFP’s notice under Schedule 4.1(A)(iii) Syntroleum elects to cure such failure to spud by giving written notice to YFP and the Farmees that Syntroleum commits to spud the Initial Well within one hundred eighty (180) days from Syntroleum’s notice, then the provisions Article 4.2(B)(i)(1) shall apply and unless Syntroleum fails to spud the Initial Well within such one hundred eighty (180) days YFP shall not exercise its rights to invoke the payment of US$10,000,000 in accordance with the Letter of Credit.

(v)	If within five (5) days of receipt of YFP’s notice under Schedule 4.1(A)(iii) Syntroleum does not elect to cure under Schedule 4.1(A)(iv), then in accordance with the Letter of Credit YFP shall be entitled to receive as liquidated damages the payment of the US$10,000,000 under the Letter of Credit and Technical Advisor under the JOA shall be entitled to receive the balance of the amount on deposit underlying the Letter of Credit plus accumulated interest on behalf of Syntroleum and the Farmees.

(vi)	If Syntroleum exercises its right to cure under Schedule 4.1(A)(iv) and the Initial Well is drilled and plugged and abandoned (permanently or temporarily at the election of Syntroleum), then in accordance with the Letter of Credit Syntroleum shall be entitled to receive the amount on deposit underlying the Letter of Credit plus accumulated interest.

(vii)	If Syntroleum exercises its right to cure under Schedule 4.1(A)(iv) and the Initial Well is not spudded within one hundred eighty (180) days from Syntroleum’s notice under Schedule 4.1A(iv), then in accordance with the Letter of Credit YFP shall be entitled to receive as liquidated damages the payment of the US $10,000,000 under the Letter of Credit and Syntroleum shall be entitled to receive the balance of the amount on deposit underlying the Letter of Credit plus accumulated interest.

(viii)	Delivery to YFP of copies of the daily drilling report for the relevant days shall be deemed to be conclusive evidence of spudding of the Initial Well, and of abandonment (permanently or temporarily) of the Initial Well.

B.	Signature Bonus of USD$16,875,000: The Farmees shall pay to YFP US$7,437,500 and to Syntroleum US$9,437,500 within five (5) days after the Approval Date by wire transfer of

4.1-1

immediately available funds into the accounts designated in writing by YFP and Syntroleum, respectively.

C.	Extension Bonus of USD$2,000,000: Technical Advisor under the JOA shall pay to YFP the Extension Bonus of USD$2,000,000 within five (5) days after Syntroleum and/or the Farmees submit a notice to YFP of their intent to drill the first Additional Well under Article 4.2D. Syntroleum and the Farmees shall bear the Extension Bonus in accordance with their Opex Paying Interests under Schedule 2.1A(i)(y).

D.	Aje Commercial Bonus of USD$2,000,000: Technical Advisor under the JOA shall pay to YFP the Aje Commercial Bonus of USD$2,000,000 within five (5) days after Syntroleum and the Farmees submit the first Declaration of Commerciality to YFP. Syntroleum and the Farmees shall bear the Aje Commercial Bonus in accordance with their Opex Paying Interests under Schedule 2.1(A)(i)(y).

E.	Development Bonus of USD$11,250,000: The Farmees shall pay to YFP US$5,625,000 and to Syntroleum US$5,625,000 within five (5) days after commencement of Commercial Production under a Development Plan approved by the Government by wire transfer of immediately available funds into the accounts designated in writing by YFP and Syntroleum, respectively.

F.	GTL Site License: At such time as any of the Parties determine to develop Natural Gas produced from the Lease using the Syntroleum GTL Process as a Joint Operation or an Exclusive Operation under the JOA, Syntroleum shall grant, or cause its Affiliates to grant, to the Parties participating in such development a site license for the right to use the Syntroleum GTL Process in such development with the then most favorable royalty terms for plants of like size, configuration and throughput capacity. The rights and obligations under this Schedule 4.1(F) shall remain binding on Syntroleum for so long as the JOA is in effect and notwithstanding the withdrawal of Syntroleum from this Agreement and the JOA.

4.1-2